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                                                                   EXHIBIT 23(a)



                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Healthcare Realty Trust Incorporated 2003 Employees Restricted Stock Incentive Plan and to the incorporation by reference therein of our reports dated January 24, 2002 and March 21, 2002, with respect to the consolidated financial statements of Healthcare Realty Trust Incorporated incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2001 and the related financial statement schedules included therein, respectively, filed with the Securities and Exchange Commission.


                                       /s/ ERNST & YOUNG LLP


Nashville, Tennessee
July 19, 2002